FOR IMMEDIATE RELEASE

Bell Microproducts Announces Financial Results for the First and Second Quarters of 2009 and Files All Past Due SEC Reports

Conference Call Scheduled for 8:00 a.m. Pacific Time Wednesday

SAN JOSE, Calif.—September 15, 2009 (GLOBE NEWSWIRE) -- Bell Microproducts Inc. (Other OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced its financial results for the three months ended March 31, 2009 and the three and six months ended June 30, 2009, and that it has filed its Forms 10-Q for the periods then ended with the Securities and Exchange Commission (SEC) in accordance with its previously announced schedule.  As further detailed below, the Company will host a conference call for analysts and investors at 8:00 a.m. Pacific Time Wednesday, September 16, 2009, to discuss the Company’s financial results for the first half of 2009.  To listen to the conference call via telephone, dial 888-561-1721 (U.S. toll-free) or 480-629-9868 (International) and ask for the Bell Microproducts Conference Call.

The Company’s delay in filing its Quarterly Reports on Form 10-Q for the first and second quarters of 2009 was due to the restatement of its consolidated financial statements for 2005, 2004 and prior years, which were filed with the SEC in December 2008, and the work required in 2009 to prepare its consolidated financial statements for subsequent periods.

Key first and second quarter 2009 financial highlights:

•	Net sales stabilized in 2009; down 7% sequentially in the first quarter and 2% sequentially in the second quarter;

•
Year-to-date net sales through June 30, 2009 were down 26% from 2008 and year-to-date selling, general and administrative expenses through June 30, 2009 were down 26% from 2008, both due in part to strengthening of the US dollar vs. certain foreign currencies;

•	Net losses of $3.0 million in Q2 2009 and $4.0 million in Q1 2009 were recorded primarily due to high professional fees and debt discount amortization recorded upon the adoption of FSP APB 14-1;

•	Non-GAAP net income of $0.5 million and $3.4 million were recorded in Q2 2009 and Q1 2009, respectively; and

•	The Company generated cash from operations of $85 million and reduced total debt by 18% to $315 million in the first half of 2009.

Net sales for the three months ended June 30, 2009, were $704 million, a decrease of 2% from the prior quarter and 25% from the second quarter of 2008.  Year-to-date net sales through June 2009 were $1.4 billion, down 26% from the comparable period of the prior year.  The Company generated a net loss for the three months ended June 30, 2009 of $3.0 million, or $0.10 per share, compared to a net loss of $4.0 million, or $0.13 per share, in the three months ended March 31, 2009, and a net loss of $8.8 million, or $0.27 per share, in the second quarter of 2008.  The year-to-date net loss was $7.1 million, or $0.22 per share, in the first six months of 2009 as compared to $20.7 million, or $0.64 per share, in the comparable period of 2008.

On a non-GAAP basis, the Company generated net income of $0.5 million, or $0.01 per diluted share, for the three months ended June 30, 2009, as compared to non-GAAP net income of $3.4 million, or $0.11 per diluted share, for the three months ended March 31, 2009, and non-GAAP net income of $3.6 million, or $0.11 per diluted share, for the three months ended June 30, 2008.  Year-to-date non-GAAP net income through June 2009 was $3.9 million, or $0.12 per diluted share, as compared to non-GAAP net income of $5.1 million, or $0.16 per diluted share, for the comparable period of 2008.  Non-GAAP results reflect the exclusion of the following non-cash and other charges from the Company’s reported GAAP results:

•
Professional fees for audit, legal, tax and outside accounting advisor services considered to be in excess of estimated spending due to the impact of internal control weaknesses and external accounting and regulatory investigations;

•
Settlements of certain trade credits received from customers (recorded as an increase in net sales) and vendors (recorded as a reduction of cost of goods sold), primarily identified during the restatement process;

•
Amounts recorded under agreements with the former shareholders of ProSys Information Systems (“ProSys”), under which the Company has granted those shareholders rights to put certain shares to the Company and rights to receive cash from the Company upon open market sales under certain conditions;

•
Non-cash charges in connection with the amortization of certain intangible assets, stock options and restricted stock units granted under stock-based compensation plans and the amortization of the debt discount recorded upon the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement);

•
Restructuring costs incurred in connection with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities; and

•	The income tax effects of non-GAAP items and the elimination of the impact of valuation allowances.

“We are pleased to announce that we are now current in filing all of our SEC reports,” said W. Donald Bell, President and CEO.  “I would like to thank the Bell Micro team members in all areas of the Company for their dedication and tireless efforts which led to the completion of this process.  We also appreciate the support of all of our Bell Micro customers, shareholders and suppliers throughout this process.  The Company can now move forward with a renewed management focus on serving our customers and executing our business plans.”

Balance Sheet

The Company’s key balance sheet metrics as of June 30, 2009, as compared to December 31, 2008, are as follows:

•	Total debt declined 18% to $315 million, while cash increased 17% to $27 million;

•	Working capital (defined as current assets less current liabilities) increased 10% to $129 million, and the cash conversion cycle declined from 46 days to 41 days;

•	Accounts receivable declined 7% to $405 million and days sales outstanding increased from 52 days to 53 days; and

•	Inventory declined 6% to $217 million, and days of inventory on hand increased from 31 days to 32 days.

A conference call is scheduled for Wednesday, September 16, 2009, at 8:00 a.m. Pacific Time.  To listen to the conference call via telephone, dial 888-561-1721 (U.S. toll-free) or 480-629-9868 (International) and ask for the Bell Microproducts Conference Call.  Participants should dial in at least 10 minutes prior to the start of the call.  The Company will also broadcast the conference call via a webcast over the internet.  To listen to the webcast, please visit the investors section of the Bell Micro website at www.bellmicro.com.

About Bell Microproducts Inc.

Bell Microproducts (Other OTC:BELM.PK – News) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include, but are not limited to, the following:  our ability to comply with the financial covenants in our credit agreements; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; our ability to remain current in our SEC filings; our ability to regain a listing on a national securities exchange; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; competition in the markets in which we operate; the products we sell may not satisfy shifting customer demand; our reliance on third parties to manufacture the products we sell; our reliance on credit provided by our manufacturers to finance our inventory purchases; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; our inability to identify, acquire and integrate acquired businesses; the outcome of any pending or future litigation or regulatory proceedings, including the pending French tax proceeding, the current shareholder lawsuit and any claims or litigation related to the restatement of our consolidated financial statements; the effects of a prolonged economic downturn; and our ability to reduce professional fees for audit, legal, tax and outside accounting advisor services.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE:  Bell Microproducts Inc.
Contact:
Amy Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
ir@bellmicro.com

Financial tables follow.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	Jun. 30,	Dec. 31,
	2009	2008 (1)
ASSETS
Current assets:
Cash	$26,731	$22,775
Accounts receivable, net	404,858	435,569
Inventories	217,506	230,652
Prepaid expenses and other current assets	26,736	19,191
Total current assets	675,831	708,187

Property and equipment, net	17,882	19,042
Goodwill and other intangibles	28,369	28,526
Other long-term assets	21,615	26,371
Total assets	$743,697	$782,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and cash overdraft	$297,009	$274,745
Borrowings under lines of credit and current portion of long-term debt	154,917	221,691
Other accrued liabilities	94,847	94,658
Total current liabilities	546,773	591,094

Long-term debt, net of current portion	160,163	161,063
Other long-term liabilities	22,605	24,269
Total liabilities	729,541	776,426

Shareholders’ equity	14,156	5,700
Total liabilities and shareholders’ equity	$743,697	$782,126

(1)
Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30, 2009	Mar. 31, 2009 (1)	Jun. 30, 2008 (1)	Jun. 30, 2009	Jun. 30, 2008 (1)

Net sales	$703,728	$715,316	$936,601	$1,419,044	$1,929,963
Cost of sales	629,664	643,464	849,826	1,273,128	1,755,779
Gross profit	74,064	71,852	86,775	145,916	174,184

Selling, general and administrative expense	55,306	57,331	73,160	112,637	152,293
Professional fees	10,452	8,574	12,237	19,026	22,490
Restructuring costs	911	1,188	72	2,099	2,281
Total operating expenses	66,669	67,093	85,469	133,762	177,064

Operating income (loss)	7,395	4,759	1,306	12,154	(2,880)
Interest and other expense, net	8,352	6,128	8,759	14,480	16,230
Loss before income taxes	(957)	(1,369)	(7,453)	(2,326)	(19,110)
Provision for income taxes	2,091	2,674	1,375	4,765	1,621
Net loss	$(3,048)	$(4,043)	$(8,828)	$(7,091)	$(20,731)

Loss per share:
Basic	$(0.10)	$(0.13)	$(0.27)	$(0.22)	$(0.64)
Diluted	$(0.10)	$(0.13)	$(0.27)	$(0.22)	$(0.64)

Shares used in per share calculation:
Basic	31,847	31,790	32,434	31,819	32,374
Diluted	31,847	31,790	32,434	31,819	32,374

(1)
Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

BELL MICROPRODUCTS INC.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

ABOUT NON-GAAP FINANCIAL MEASURES

In addition to the Company’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, the Company is providing in this release supplemental non-GAAP net income (loss) and non-GAAP net income (loss) per share as compared to the corresponding financial measures prepared in accordance with GAAP.

The presentation of supplemental non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, these measures may be materially different from non-GAAP financial measures used by other companies.

The Company is providing these non-GAAP financial measures because it believes that such measures provide important supplemental information to management and investors about its core operating results, primarily because the non-GAAP measures exclude certain charges and credits that management believes that investors benefit by being provided with operating information that excludes these charges and credits. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, in evaluating the Company’s operating performance, in planning and forecasting future periods, in making decisions regarding business operations and the allocation of resources, and in comparing the Company’s performance against its historical performance. The Company excludes the following items from its non-GAAP financial measures:

Professional fees.  These amounts include certain costs of auditors, investigators, lawyers and other outside advisors utilized in connection with: 1) independent accounting investigations, 2) the restatement of certain previously-filed financial statements, and 3) the preparation of the delinquent financial statements necessary to regain SEC reporting compliance.  Management has excluded such costs incurred in excess of $2.2 million for each three-month period presented, as it believes $2.2 million represents approximately one quarter of the Company’s estimated annual spending for such professional fees on matters other than those listed above.  The actual professional fees incurred in future periods may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

Trade settlements.  These credits were recorded upon the settlement of certain trade receivable credits (recorded as an increase in net sales) and trade payable credits (recorded as a reduction of cost of goods sold) received in prior periods.

Contingent put option.  These charges and credits represent amounts recorded under agreements with the former shareholders of ProSys, under which the Company has granted those shareholders rights to put certain shares to the Company and rights to receive cash from the Company upon open market sales under certain conditions.

Intangible amortization.  These charges reflect the non-cash amortization of certain intangible assets.

Stock-based compensation.  These non-cash charges reflect amounts recorded pertaining to stock options and restricted stock units granted under stock-based compensation plans.

Restructuring costs.  At various times in the past, we have implemented restructuring plans to improve operating performance.  Restructuring costs consist of estimated expenses associated with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities.  While we believe it is important to understand these charges, we do not believe that these charges are indicative of our future operating results.

Amortization of debt discount.  These charges represent the non-cash amortization recorded upon the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances.  The Company adjusts its provision for income taxes to reflect the tax effects of excluding the non-GAAP items noted above.  In addition, the Company excludes amounts related to the establishment or reversal of income tax valuation allowances as such amounts are not included in the Company’s internal reporting, budgeting or planning processes.

All supplemental non-GAAP financial measures are unaudited, and should be read in conjunction with the comparable information presented in accordance with GAAP.

In thousands, except per share amounts	Three Months Ended			Six Months Ended
	Jun. 30, 2009	Mar. 31, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Net income (loss):
GAAP net loss	$(3,048)	$(4,043)	$(8,828)	$(7,091)	$(20,731)
Adjustments:
Professional fees (1)	8, 252	6, 374	10, 037	14,626	18,090
Trade settlements	(10,508)	(4,216)	--	(14,724)	(3,248)
Contingent put option	(690)	132	(400)	(558)	3,187
Intangible amortization	773	784	885	1,557	1,800
Stock-based compensation	704	561	843	1,265	1,510
Restructuring costs	911	1,188	72	2,099	2,281
Amortization of debt discount	2,275	2,188	1,973	4,463	3,830
Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances (2)	1,795	474	(948)	2,268	(1,632)
Total adjustments to GAAP net loss	3,512	7,485	12,462	10,996	25,818
Non-GAAP net income	$464	$3,442	$3,634	$3,905	$5,087

Shares used in computing non-GAAP net income:
Basic	31,847	31,790	32,434	31,819	32,374
Diluted	32,595	32,201	32,497	32,398	32,504

Basic net income (loss) per share:
GAAP	$(0.10)	$(0.13)	$(0.27)	$(0.22)	$(0.64)
Adjustments	0.11	0.24	0.38	0.34	0.80
Non-GAAP	$0.01	$0.11	$0.11	$0.12	$0.16

Diluted net income (loss) per share:
GAAP	$(0.10)	$(0.13)	$(0.27)	$(0.22)	$(0.64)
Adjustments	0.11	0.24	0.38	0.34	0.80
Non-GAAP	$0.01	$0.11	$0.11	$0.12	$0.16

(1)
Excluded from non-GAAP net income is professional fees for auditors, investigators, lawyers and other outside advisors incurred in excess of $2.2 million for each three-month period presented, as management believes $2.2 million represents approximately one quarter of the Company’s expected annual spending on such professional fees.  The actual professional fees incurred may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

(2)	Amount represents the income tax effect of other adjustments to GAAP net loss and the changes in valuation allowances recorded against deferred tax assets.